Exhibit 10.1
UNIT CORPORATION
ANNUAL BONUS PERFORMANCE PLAN

(Effective October 21, 2008)

I.	Purpose.

The purpose of this Annual Bonus Performance Plan (this “Plan”) is to enhance the ability of Unit Corporation (the “Company”) and its Operating Segments to attract, motivate, reward and retain key Employees, to strengthen their commitment to the success of the Company and to align their interests with those of the Company’s shareholders by providing compensation to these designated key Employees based on the achievement of Performance Objectives. To this end, the Plan provides a means of rewarding Participants based on the performance of the Company, its Operating Segments, and the individual.

II.	Administration.

This Plan shall be administered by the Compensation Committee of the Board or such other committee appointed by the Board from time to time to administer the Plan and to perform the functions set forth in this Plan ("Committee"). The Committee shall have full authority to establish the rules and regulations relating to this Plan, and

•	to interpret this Plan and those rules and regulations,

•	to determine the Performance Objectives,

•	to establish the available bonus pool,

•	to decide the facts in any case arising under this Plan,

•
to determine the Participants in this Plan, the Award opportunities for the Participants and whether the Award opportunities shall be based on the Performance Objectives of the Company, the Performance Objectives of one or more Operating Segments, the Performance Objectives of the individual or a combination thereof, and

•
to make all other determinations and to take all other actions necessary or appropriate for the proper administration of this Plan, including the delegation of that authority or power, where appropriate.

The Committee’s administration of this Plan, including all rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on all persons, including the Company, its stockholders and the Participants and their beneficiaries.

III.	Eligible Employees.

Participation shall be limited to those Employees selected by the Committee to participate in the Plan for each Performance Period.

IV.	Establishment of Awards.

Before (or as soon thereafter as reasonably possible) the commencement of each Performance Period, the Committee shall establish for that Performance Period the Performance Objectives of the Company and/or Operating Segments, the Participants and the total bonus pool.  The total bonus pool available for the Performance Period shall be increased by the target bonus attributable to individual Performance Objectives for any Participant who is provided an Award after that pool has been established.  The Committee shall determine (i) the Employees who shall be Participants during each Performance Period, (ii) whether Awards for each Participant shall be based on the achievement of Performance Objectives of the Company, the Performance Objective of one or more Operating Segments, the Performance Objectives of the individual or on a combination of the achievement of these Performance Objectives, and (iii) the Award opportunities for each Participant, including the extent to which

Awards will be payable for actual performance between each level of the Performance Objectives.  In no event may the aggregate target Awards based on individual Performance Objectives or the aggregate bonuses actually payable based on such individual Performance Objectives exceed the total bonus pool available for a Performance Period.  The Company shall notify each Participant of the applicable Performance Objectives for that Participant and his or her corresponding Award opportunities for each Performance Period.

V.	Payment of Awards.

Awards under this Plan shall be payable as follows:

i. Except to the extent otherwise determined by the Committee, any Award shall be paid to a Participant under this Plan only in accordance with the terms of this Plan and only on the attainment of the Performance Objectives established, adjusted and applied by the Committee for that Participant as provided in this Plan. The Committee shall be the sole and exclusive arbiter of the extent, if any, to which the Performance Objectives have been attained, and the amount of the Award, if any, that is payable to each Participant.

ii. Before March 15 of the calendar year following the calendar year in which the Performance Period ends, the Committee shall determined the amount of the Award, if any, payable to each Participant.  After the Committee has determined the amount of the annual Award that may be payable to each Participant, the Award shall be paid to each Participant no later than March 15th of the calendar year following the calendar year in which the Performance Period ends provided that the Participant is employed with the Company or one of its Operating Segments on the date that the Award is paid.  Notwithstanding the foregoing, the payment of an Award may be deferred under the terms of the Unit Corporation Executive Nonqualified Excess Plan.

iii. Awards shall be paid in cash.

iv. This Plan is intended not to be subject to Section 409A of the Code, together with any related regulations and guidance promulgated thereunder (“Section 409A”), and will be interpreted in a manner consistent with that.  Despite anything else in this Plan to the contrary, if at the time of a Participant’s termination of employment the Participant is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of termination) (a “Specified Employee”), and the amounts payable under this Plan are determined to be subject to Section 409A, then the Company shall defer making paying of such payments or benefits under this Plan (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is the first business day after the date that is six months following the Participant’s “separation from service” within the meaning of Section 409A of the Code (the “Delayed Payment Date”); provided, however, that if the Participant dies following the date of termination but before the Delayed Payment Date, such amounts shall be paid to the personal representative of the Participant’s estate within 30 days following the Participant’s death.

VI.	Termination of Employment.

Except as otherwise provided in Section X, an Award for a Performance Period shall be payable to any Participant only if he or she is employed by the Company or one of its Operating Segments on the payment date for Awards payable in respect of that Performance Period, unless the Participant’s employment was terminated before the payment date because of his or her (i) death, (ii) Disability or (iii) retirement after attaining age 63, in which event the Participant will be entitled to a pro-rata portion (which shall be calculated based on the ratio of the number of calendar days worked in the Performance Period to the total number of calendar days in the Performance Period) of the Award otherwise payable in respect of that Performance Period.

VII.	Adjustments.

The Committee may, at the time Performance Objectives are determined for a Performance Period, or at any time before the final determination of Awards in respect of that Performance Period, provide for the manner in which performance will be measured against the Performance Objectives or may adjust the Performance Objectives to reflect the impact of specified corporate transactions (such as a stock split or stock dividend), special charges, accounting or tax law changes and other extraordinary or nonrecurring events.

VIII.	Designation of Beneficiary.

In the event of a Participant’s death before full payment of any Award under this Plan, unless that Participant shall have designated a beneficiary or beneficiaries in accordance with this Section, payment of any Award due under this Plan shall be made to the Participant’s estate. A beneficiary designation under this Plan, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Benefits Department of the Company.  If a beneficiary has been designated under this Plan and that beneficiary dies before receiving any payment of an Award or if that designation shall for any reason be illegal or ineffective, Awards payable under this Plan shall be paid to the Participant’s estate.

IX.	Amendment or Termination.

The Board may modify, amend or terminate this Plan at any time in its sole discretion and from time to time and subject to the rights under any other agreement the Employee may have with the Company, no Employee has any right to payment under the terms of this Plan  until an Award is actually paid to the Employee; provided , however , that this Plan may not be amended or terminated through and including the calendar year in which a Company Change in Control occurs (i) at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Company Change in Control or (ii) otherwise in connection with, or in anticipation of, a Company Change in Control which has been threatened or proposed, in either case provided a Company Change in Control shall actually have occurred.

X.	Company Change in Control.

Despite any provision in this Plan to the contrary, on the occurrence of a Company Change in Control, the following provisions shall apply:

i. The minimum Award payable to each Participant in respect of the Performance Period in which the Company Change in Control occurs shall be the greatest of:

(A)        the Award or other annual bonus paid or payable to the Participant in respect of the Performance Period before the year in which the Company Change in Control occurs;

(B)         the Award amount that would be payable to the Participant assuming that the Company achieved the target level of the Performance Objectives for the Performance Period; and

(C)         the Award amount that would be payable to the Participant based on the Company’s actual performance and achievement of applicable Performance Objectives for the Performance Period through the date of the Change in Control.

ii. Despite anything to the contrary contained in this Plan, in the event that following the date of a Company Change in Control and before the payment date for Awards payable in respect of the Performance Period in which the Company Change in Control occurs a Participant’s employment is terminated by the Company and/or its Operating Segments without Cause or by the Participant for Good Reason, that Participant shall be entitled to receive, within 30 days following the date of termination, the Award otherwise payable under the terms of this Plan in respect of that Performance Period as if he or she had remained in the employ of the Company (or the Operating Segment, as applicable) through the payment date for Awards payable in respect of the Performance Period; provided that, if the Participant is entitled to an Award with respect to the Performance Period under a Key Employee Change of Control

Contract with the Company, then that Participant shall receive, within 30 days following the Participant’s “separation from service” within the meaning of Section 409A of the Code, the greater of (A) the amount determined in accordance with this Section X.ii and (B) the amount determined under Section 6(a)(i)(A)(5) of such Key Employee Change of Control Contract (or such other provision of such contract that provides for the payment of a pro-rata portion of the “Highest Annual Bonus” (as defined in the Key Employee Change of Control Contract)).   Notwithstanding the foregoing , in the event that the Participant is a Specified Employee and the Company determines that the Award is subject to Section 409A of the Code, the Award shall instead be paid on the Delayed Payment Date; provided, however, that if the Participant dies following the date of termination but before the Delayed Payment Date, such amounts shall be paid to the personal representative of the Participant’s estate within 30 days following the Participant’s death.

iii. If a Participant’s employment is terminated by the Company and/or its Operating Segments without Cause before the date of a Company Change in Control but the Participant reasonably demonstrates that the termination (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Company Change in Control or (B) otherwise arose in connection with, or in anticipation of, a Company Change in Control which has been threatened or proposed, the termination shall be deemed to have occurred after a Company Change in Control for purposes of this Agreement.

XI.	Miscellaneous Provisions.

i. Neither the establishment of this Plan, nor any action taken under this Plan, shall be construed as giving any Employee or any Participant any right to be retained in the employ of the Company or any of its Operating Segments.

ii. A Participant’s rights and interests under this Plan may not be assigned or transferred, except as provided in Section IX, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Committee’s sole discretion, the Company’s obligation under this Plan to pay Awards with respect to that Participant.

iii. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards.  No Participant or any other person shall have any right to or interest in any fund or specific asset or assets of the Company by virtue of this Plan or by reason of any Award that has been made to him or her, but has not yet been paid.

iv. The Company shall have the right to deduct from Awards paid any taxes or other amounts required by law to be withheld.

v. Nothing contained in this Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board or committees thereof, to change the duties or the character of employment of any Employee of the Company or any of its Operating Segments or to remove the individual from the employment of the Company or any of its Operating Segments at any time, all of which rights and powers are expressly reserved.

vi. To the extent not preempted by federal law, this Plan shall be determined in accordance with the laws of the State of Delaware.

vii. No member of the Committee or of the Board and no Employee or representative of the Company or any of its Operating Segments shall be liable for any action or determination made in good faith by the Committee or the Board or by any such Employee or representative with respect to this Plan or any Award. No Employee or representative of the Company and no member of the Board or of the Committee shall be subject to any liability with respect to duties under this Plan, unless such person acts fraudulently or in bad faith. To the maximum extent permitted by law, the Company shall indemnify each member of the Board, each member of the Committee, and any Employee or representative of the Company or any of its

Operating Segments who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, brought with respect to this Plan or with respect to that person’s conduct (actual or alleged) in connection with this Plan.

viii. This Plan document, together with any Awards established by the Committee under this Plan, contain all of the terms and provisions of and all conditions applicable to this Plan, and supersedes any previous discussions, communications, understandings or agreements, written or oral, between the Company and any Participant with respect to this Plan as well as all prior actions that may have been taken by the Board of Directors or the Committee relating to this Plan.

XII.	Definitions.

i. “Award” shall mean the cash incentive award earned by a Participant under this Plan for any Performance Period.

ii. “Base Salary” shall mean the Participant’s annual base salary actually paid by the Company and/or any of its Operating Segments and received by the Participant during the applicable Performance Period. Annual base salary does not include (a) Awards under this Plan, (b) long-term incentive awards, (c) signing bonuses or any similar bonuses, (d) imputed income from such programs as executive life insurance, or (e) nonrecurring earnings such as moving expenses, and is based on salary earnings before reductions for such items as contributions under Sections 125 or 401(k) of the Code or under any nonqualified deferred compensation plan or agreement.

iii. “Board” shall mean the Board of Directors of the Company.

iv. “Cause” shall mean:

(A)        the willful and continued failure of the Participant to perform substantially the Participant’s duties as then in effect (other than any such failure resulting from incapacity due to physical or mental illness or following the Participant’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Participant by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that the Participant has not substantially performed the Participant’s duties, or

(B)         the willful engaging by the Participant in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of this Section XII.iv, no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company.  Any act, or failure to act, based on (A) authority given under a resolution duly adopted by the Board, or if the Company is not the ultimate parent corporation of the affiliated companies and is not publicly-traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”) or (B) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.  The cessation of employment of the Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Participant, if the Participant is a member of the Applicable Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel for the Participant, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Participant is guilty of the conduct described in clauses (A) or (B) of this Section XII.iv, and specifying the particulars thereof in detail.

v. “Company Change in Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(A)           Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 15% or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by, controlling or under common control with the Company (each, an “Affiliated Company”) or (iv) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (C) of this definition; provided, that if the Board of Directors of the Company determines in good faith that a Person became the beneficial owner of 15% or more of the Outstanding Company Common Stock inadvertently (including, without limitation, because (x) such Person was unaware that it beneficially owned a percentage of Outstanding Company Common Stock that would cause a Change of Control or (y) such Person was aware of the extent of its beneficial ownership of Outstanding Company Common Stock but had no actual knowledge of the consequences of such beneficial ownership under this Plan) and without any intention of changing or influencing control of the Company, then the beneficial ownership of Outstanding Company Common Stock by that Person shall not be deemed to be or to have become a Change of Control for any purposes of this Plan unless and until such Person shall have failed to divest itself, as soon as practicable (as determined, in good faith, by the Board of Directors of the Company), of beneficial ownership of a sufficient number of Outstanding Company Common Stock so that such Person's beneficial ownership of Outstanding Company Common Stock would no longer otherwise qualify as a Change of Control;

(B)           Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(C)           Consummation by the Company of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 15% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(D)           Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

vi. “Code” shall mean the Internal Revenue Code of 1986, as amended.

vii. “Disability” shall mean [(A) with respect to a Participant party to a Key Employee Change of Control Contract [or other employment agreement], “Disability” as defined in such Key Employee Change of Control Contract [or other employment agreement], or (B) in all other cases, “Disability” will be deemed to have occurred if the Participant is eligible to receive benefits under the Company’s long-term disability plan for a period of three (3) months or more.

viii. “Employee” shall mean any employee of the Company or any of its Operating Segments.

ix. “Good Reason” shall mean (A) with respect to a Participant party to a Key Employee Change of Control Contract [or other employment agreement], “Good Reason” (or words of similar meaning) as defined in Contract [or employment agreement], or (B) in all other cases, the occurrence after a Company Change in Control of any of the following events or conditions without the Participant’s express written consent:

(A)         a material adverse change in the Participant’s status, title, position or responsibilities (including reporting responsibilities) which, in the Participant’s reasonable judgment, or the assignment to the Participant of any duties or responsibilities which, in the Participant’s reasonable judgment, are materially and adversely inconsistent with such status, title, position or responsibilities;

(B)         a material reduction by the Company in the Participant’s Base Salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time;

(C)         the Company’s requiring the Participant to be based at any place outside a 30-mile radius from the Participant’s business office location immediately before the Company Change in Control, except for reasonably required travel on Company business which is not materially greater than such travel requirements before the Change in Control;

(D)         the material failure by the Company to continue to provide the Participant with compensation and benefits substantially similar (in terms of benefit levels and/or reward opportunities) to those provided for under the Participant’s Employment Agreement, if applicable, and those provided to him or her under any of the employee benefit plans in which the Participant becomes a participant, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefit enjoyed by him or her at the time of the Company Change in Control; and

(E)         any material breach by the Company of any provision of the Participant’s employment agreement with the Company, if any.

In order to invoke a termination for Good Reason, the Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (A) through (E) within 90 days following the Participant’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition.  In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Participant’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within two years following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.

x. “Operating Segment”, for any Performance Period, shall mean a division or, subsidiary (directly or indirectly owned) of the Company.

xi. “Participant”, for any Performance Period, shall mean an Employee selected by the Committee to participate in this Plan for that Performance Period.

xii. “Performance Objectives”, for any Performance Period, shall mean:

(A)           For the Company and/or Operating Segment(s) - one or more financial or operational performance objectives of the Company and/or Operating Unit(s) established by the Committee in accordance with Section IV, which may include threshold Performance Objectives, target Performance Objectives and maximum Award Performance Objectives. In addition to any other that may be deemed appropriate by the Committee, Performance Objectives may be expressed in terms of:

•	Net earnings or net income (before or after taxes);

•	Earnings per share;

•	Net operating profit;

•	Operating earnings;

•	Operating earnings per share;

•	Return measures (including, but not limited to, return on assets, capital, equity, or sales);

•	Cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

•	Earnings before or after taxes, interest, depreciation, and/or amortization and including/excluding capital gains and losses;

•	Gross or operating margins;

•	Share price (including, but not limited to, growth measures and total shareholder return);

•	Margins;

•	Operating efficiency;

•	Customer satisfaction;

•	Employee satisfaction;

•	Working capital targets;

•	Revenue growth;

•	Growth of Assets; and

•	Safety goals;

or any combination thereof.  Any of these Performance Objectives may be expressed as an objective before specified items. Performance Objectives may be expressed as a combination of Company and/or Operating Unit(s)

Performance Objectives and may be absolute or relative (to prior performance or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.

(B)         For the individual – performance ratings, as determined by the Committee in its annual performance review process for the applicable Performance Period.

"Performance Period" shall be the period beginning January 1st and ending December 31st of each calendar year unless a shorter or different period is otherwise determined by the Committee.